Exhibit 2.2

AMENDMENT

TO CERTIFICATE

OF INCORPORATION

for

ACME ATRONOMATIC, INC.,

a Delaware corporation

The undersigned, Andrew Green, hereby certifies as follows:

1.            He is the duly elected, qualified and acting Chief Executive Officer of ACME Atronomatic, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation").

2.            Article FOURTH of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

"This corporation is authorized to issue only one class of shares of stock designated as common stock; and the total number of shares which this corporation is authorized to issue is Thirty-Seven Million (37,000,000), par value $0.0001 per share."

3.            The amendment set forth herein shall become effective immediately upon the filing of this Certificate of Amendment.

4.            The amendment set forth herein has been duly approved and adopted by the Board of Directors of this Corporation.

5.            The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute was voted in favor of the amendment.

6.            Such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ACME Atronomatic, Inc., has caused this certificate to be signed by Andrew Green, its Chief Executive Officer, on January 29, 2024.

By:	Andrew Green
Andrew Green, Chief Executive Officer